UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2024

SELECT WATER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1233 West Loop South, Suite 1400
Houston, TX 77027
(Address of Principal Executive Offices)

(713) 235-9500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	WTTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christopher K. George

On March 4, 2024, Christopher K. George, currently the Senior Vice President, Corporate Development, Investor Relations, & Sustainability of Select Water Solutions, Inc. (the “Company”), was appointed as Executive Vice President and Chief Financial Officer of the Company, effective immediately.

Mr. George, age 37, served as Senior Vice President, Corporate Development, Investor Relations & Sustainability at Select Energy Services, Inc. from January 2022 until his appointment as Executive Vice President and Chief Financial Officer. Mr. George served as Treasurer of the Company from May 2018 until March 2022. Since joining Select in January 2012, Mr. George has served in a variety of roles of increasing responsibility, including as Vice President, Investor Relations and Senior Director, Corporate Finance & Investor Relations. Prior to joining Select, Mr. George spent a number of years in the Global Energy Investment Banking Group at UBS Investment Bank, where he focused on public equity and debt capital raises and M&A advisory work within the energy industry. Mr. George attained his Bachelor of Business Administration in Accounting from the Business Honors Program and his Master in Professional Accounting from the McCombs School of Business at the University of Texas at Austin.

There are no arrangements or understandings between Mr. George and any other persons pursuant to which he was selected to serve as the Company’s Executive Vice President and Chief Financial Officer. There are no family relationships between Mr. George and any director or executive officer of the Company, and there are no relationships between Mr. George and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K. The Company has not entered into or amended any compensatory arrangements with Mr. George in connection with the change to his role and responsibilities as described herein but does intend to undertake an immediate review of these compensatory arrangements in conjunction with the transition.

Nicholas L. Swyka

On March 4, 2024, Nicholas L. Swyka’s service as the Senior Vice President and Chief Financial Officer of the Company ended, however, Mr. Swyka will continue to be employed by Select Water Solutions, LLC and provide assistance with respect to the transition of his duties and responsibilities through his anticipated employment end date on March 29, 2024. Mr. Swyka’s departure is not due to a conflict or disagreement with the Company or the Company’s operations, policies or procedures.

The Company and Select Water Solutions, LLC will make available to Mr. Swyka a Separation Agreement and General Release of Claims (the “Separation Agreement”) memorializing the terms of his separation from employment, effective as of March 29, 2024. The Separation Agreement will make available to Mr. Swyka the payments and benefits set forth in his Employment Agreement dated March 1, 2019, including: (i) a severance payment equal to $360,000, which represents twelve (12) months’ worth of Mr. Swyka’s base salary currently in effect, plus an amount equal to Mr. Swyka’s target bonus for 2024, or $288,000, which amount described in this clause (i) would be payable over 12 months; (ii) a pro-rated bonus for 2024 under the Company’s short-term incentive plan for 2024 (if the applicable criteria for earning a bonus (other than with respect to continued employment) are satisfied), to be paid on or before March 15, 2025; and (iii) reimbursement of Mr. Swyka’s payment of premiums for COBRA benefits continuation coverage for a period of up to fifteen (15) months following his separation date. Mr. Swyka will also be eligible to receive accelerated vesting of certain time-based equity awards and satisfaction of the service requirement applicable to certain performance-based equity awards, in each case, as set forth in his applicable award agreements. Additionally, as a result of his continued employment through the transition period, Mr. Swyka will be eligible to receive his full target bonus, subject to individual payment criteria for earning a bonus being satisfied, including continued employment through March 15, 2024, and subject to adjustments for applicable company performance criteria under the Company’s short-term incentive plan for 2023 in an amount of $263,779. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the final Separation Agreement expected to be filed in full when available.

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Item 7.01	Regulation FD Disclosure.

On March 4, 2024, the Company issued a press release announcing the management changes discussed herein. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished with this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 4, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2024

SELECT WATER SOLUTIONS, INC.

By:	/s/ Christina Ibrahim
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

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